Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries

Seattle, WA

We consent to the use in this Annual Report of HQ Sustainable Maritime Industries, Inc. and Subsidiaries of our report dated March 27, 2008 on the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended.

/s/ Rotenberg & Co. LLP

Rotenberg & Co., LLP
Rochester, New York
March 28, 2008